Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46434 and 333-45373 on Form S-3 and Registration Statement Nos. 333-122477, 333-123055 and 333-128144 on Form S-8 of our reports dated May 24, 2007 (which reports express an unqualified opinion and include an explanatory paragraph concerning the Merger Agreement entered into on March 15, 2007, relating to the consolidated financial statements and the financial statement schedules of PHH Corporation and of our report on internal control over financial reporting dated May 24, 2007 (which report expresses an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of PHH Corporation and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
May 24, 2007